Exhibit 99.1

Cytec Industries Inc.

Five Garret Mountain Plaza

Woodland Park, New Jersey 07424

www.cytec.com

Release Date: Immediate

Cytec Announces Second Quarter Results

Second Quarter As-Adjusted EPS of $1.71, Up 13% vs. Second Quarter 2013

Increases Full Year 2014 Guidance

July 17, 2014 – Woodland Park, NJ - Cytec Industries Inc. (CYT) announced today net earnings attributable to Cytec for the second quarter of 2014 of $73.6 million or $2.00 per diluted share. Net sales from continuing operations were $527 million. Earnings from continuing operations were $62.5 million or $1.70 per diluted share. Earnings from discontinued operations were $11.1 million or $0.30 per diluted share. Included in the quarter for continuing operations is one special item of $0.2 million, or $0.01 per diluted share, which is outlined further in this release. Excluding this special item, earnings from continuing operations were $62.7 million or $1.71 per diluted share.

Net earnings attributable to Cytec for the second quarter of 2013 were $34.6 million or $0.83 per diluted share. Net sales from continuing operations were $514 million. Earnings from continuing operations for the second quarter of 2013 were $62.6 million or $1.51 per diluted share. Loss from discontinued operations was $28 million or $0.68 per diluted share. There were a number of special items included in the quarter which in aggregate had no impact on net earnings from continuing operations.

Shane Fleming, Chairman, President and Chief Executive Officer commented, “I am extremely pleased with the results in the second quarter. The Industrial Materials business delivered another strong quarter, with sales up 19% after excluding sales from the divested distribution product line, related to strong demand in high performance automotive and tooling markets. Aerospace Materials also delivered steady sales growth related to build rate increases in the large commercial transport sector. In

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Process Separation delivered excellent earnings in the quarter due to strong sales to the copper and phosphine markets offsetting soft demand in alumina. Additive Technologies remains steady despite tough economic conditions in its key markets. Demand trends in our key growth markets look positive and I am confident in our ability to deliver our increased earnings per share projections for the year.”

Cytec Aerospace Materials sales increased 5% to $262 million; Operating Earnings decreased to $52.7 million.

In Aerospace Materials, volumes increased 3% over the prior year period attributable to build rate increases in single-aisle programs as well as the Boeing 787 program. Volume growth was partially offset by declines in rotorcraft and V-22 military aircraft. Price also contributed to the growth in the quarter, up 2% versus the prior year period.

Operating earnings of $52.7 million were down versus $54.6 million in the prior year quarter. Higher selling volumes and price were offset by higher raw material costs including the need to procure additional higher-cost carbon fiber due to increased demand in commercial aerospace.

Cytec Industrial Materials sales increased 19% to $87 million excluding the divested product line; Operating Earnings increased to $9.6 million.

Industrial Materials sales of $87 million were up 19% after excluding $12.2 million of sales included in the second quarter 2013 related to the distribution product line divested in July 2013. Excluding the divested line, volumes increased 15% primarily related to the success of high performance automotive and tooling products. Selling prices and changes in exchange rates also contributed 1% and 2% respectively in the quarter.

Operating earnings of $9.6 million were up 92% versus $5.0 million in the prior year quarter. The significant increase is mostly a result of higher selling volumes, improved product mix and benefits from our restructuring initiatives taken last year.

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Cytec In Process Separation sales were down 2% to $104 million; Operating Earnings of $28.5 million were in line with prior year period.

In Process Separation volumes were down 2% versus the prior year quarter driven by declining demand in the Alumina market and order patterns related to specific mining customers which more than offset significantly higher sales in the phosphine product line versus the prior year quarter.

Despite the lower volumes, operating earnings of $28.5 million were at a new record high, up slightly from the previous record in the prior year quarter, with the increase coming primarily from favorable product mix as a result of the strong phosphine chemicals sales.

Cytec Additive Technologies sales increased 3% to $74 million; Operating Earnings decreased to $10.4 million.

In Additive Technologies, volumes were up 3% versus the prior year quarter primarily due to increased demand for specialty additive products into pharmaceutical and industrial surfactant markets. Polymer Additive sales were strong in Europe related to the agricultural film market, but the growth was more than offset by declines in the North American and Asia Pacific regions due to the challenging economic environment in some key end markets. Price was down 1% which was offset by 1% favorable changes in exchange rates versus the prior year quarter.

Operating earnings of $10.4 million were down versus $12.2 million in the second quarter 2013 due to raw material increases combined with competitive price pressure in two product lines.

Special Items

In the second quarter of 2014, a special item was recorded in continuing operations that resulted in a net pre-tax charge of $0.4 million ($0.2 million after-tax or $0.01 per diluted share) related to previous restructuring activities as we complete our cost reduction initiatives that began last year.

In the second quarter of 2013 a number of special items were recorded in continuing operations that resulted in net pre-tax charges of $0.7 million ($0.0 million expense after-tax or $0.00 per diluted share).

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Discontinued Operations

In the second quarter of 2014 we recorded a gain of $11.1 million on the sale of discontinued operations, net of tax. This gain is principally related to a $10.6 million gain due to the updated purchase price allocation for the sale of our Coatings Resins Business with the remaining amount in the quarter related to adjustments of certain retained tax liabilities. In the second quarter of 2013 we recorded after tax losses of $15.5 million and $12.5 million on the sale of the Coatings Resins Business and the sale of the former Umeco Distribution product line, respectively.

Income Tax Expense

The income tax expense related to continuing operations for the second quarter of 2014 was $28.0 million, compared with $26.4 million of income tax expense in the second quarter of 2013. Excluding the impact from the special items previously noted, the overall underlying annual tax rate for the second quarter of 2014 was 31.0% versus the underlying annual tax rate in the second quarter of 2013 of 30.7%.

Cash Flow

David Drillock, Vice President and Chief Financial Officer commented, “Operating Cash Flows provided by continuing operations were $43 million for the second quarter of 2014, a significant improvement versus the use of cash of $20 million in the prior year second quarter. On a year to date basis, operating cash flows from continuing operations were $105 million as compared to the prior year’s use of cash of $6 million. The improvement in operating cash flow reflects both improved earnings and the favorable impact of our well-funded pension plans.

“On a continuing basis, our net working capital days at the end of the second quarter were up five days to 81 compared to the end of the first quarter of 2014. At quarter end, inventory days of 82 were up two days compared with the end of the first quarter. Accounts payable days of 49 were down three days and accounts receivable days of 48 were flat versus end of the first quarter.”

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“Capital spending for continuing operations in the quarter was $57 million which compares to $72 million in the prior year period. The majority of the spending is related to manufacturing capacity expansions for Aerospace Materials and In Process Separation segments. We expect capital expenditures to decrease over the coming quarters as our largest capital projects come to completion. Our expectation for capital spending for the full year 2014 remains in a range of $180 to $200 million.”

2014 Outlook

Mr. Fleming commented, “We are very pleased with our performance in the first half of the year. As a result of the strong second quarter and good visibility for the second half, we have updated our business forecasts and increased our EPS guidance as detailed below.

“In Aerospace Materials, we have a good view of the full-year order book and expect strong sales to continue in the large commercial transport sector. We also continue to focus on our productivity initiatives to further drive margin improvement in this business. Given that we are in the process of qualifying our new carbon fiber line, the stronger sales outlook will lead to procurement of additional higher cost external carbon fiber which will temporarily unfavorably impact margins. As a result, we are raising our sales forecast to a range of $990 to $1,010 million versus our prior range of $970 to $990 million, and tightening our operating earnings forecast to be in a range between $185 and $195 million versus our prior range of $183 to $195 million.

“The Industrial Materials business continues to see signs of demand improvement in certain markets. First half sales were strong in both high performance auto and tooling for aerospace. As we previously mentioned, we expect future quarters to show more modest growth based on customer order patterns throughout the year. In particular, demand in aerospace tooling which was quite strong in the first two quarters will drop in the second half of the year. Yet, due to the solid performance in the first six months, we are raising our sales estimate to a range between $320 and $340 million versus the prior range of $300 and $320 million and operating earnings are now forecasted to be in a range between $28 and $32 million versus $22 and $26 million, a significant improvement versus the prior year due to higher volumes, better product mix, and benefits from our restructuring initiatives.

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“The In Process Separation business is expected to continue its steady growth coming from increased demand in our mining markets with the exception of alumina which continues to experience headwinds. Copper trends remain positive as evidenced by recent decreasing global inventory levels; this is expected to drive increased copper production and stronger demand for our separation technologies. Some of this growth, however, will be offset by weakness in the alumina market as certain producers are further reducing production rates. In addition phosphine sales, which were very strong in the first half, will soften in the second half due to planned production outages as we start-up and tie in the new manufacturing line. As a result of the above factors, we have revised our sales estimate to be in a range between $410 and $430 million versus our prior estimate between $420 and $445 million. The revised sales estimate represents almost 10% year-over-year topline growth versus 2013. As a result of the favorable product mix, due largely to the benefit from strong phosphine sales in the first half, our estimate for operating earnings remains healthy and is now in a range between $91 and $95 million versus $88 and $97 million.

“Additive Technologies is still experiencing sluggish demand in some regions, so we have revised slightly downward our sales estimate to a range between $280 and $290 million versus $285 to $295 million, and operating earnings in a range between $39 and $41 million versus $40 and $42 million.”

The guidance for Corporate and Unallocated is approximately $25 million for the year. Based on an updated analysis of capitalized interest related to the timing of completion of the major capital projects, the forecast for Interest Expense, net, is now estimated to be $17 million versus our prior guidance of $25 million. The forecast for the underlying annual tax rate is estimated in a range between 30% and 32% excluding the net tax benefit of $5.4 million recorded in the first quarter, and the impact of special items discussed herein.

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As a result of these revisions, the full year guidance for 2014 adjusted diluted earnings per share has increased to a range between $5.85 and $6.15 versus the prior range of $5.60 and $6.00.

Mr. Fleming concluded, “I am pleased with the first half results and remain confident in our ability to deliver our increased full-year earnings projections. Our reshaped portfolio puts us in a great position to deliver our growth strategy by bringing high-performance product and application technologies to market that create value for our customers and deliver increasing value and returns for our shareholders.”

Six Months Results

Net earnings attributable to Cytec for the six months ended June 30, 2014 were $129.5 million or $3.53 per diluted share on net sales of $1,016 million. Earnings from continuing operations were $118.4 million or $3.23 per diluted share. Earnings from discontinued operations were $11.1 million or $0.30 per diluted share.

Special Items

During the six months ended June 30, 2014, two special items were recorded in continuing operations that resulted in net pre-tax benefit of $5.7 million ($3.6 million after-tax or $0.09 per diluted share) as follows:

•	Included in Corporate and Unallocated, a net pre-tax benefit of $6.2 million ($3.8 million after-tax or $0.10 per diluted share) attributable to mark to market adjustments for pension and other postemployment benefits which was deferred from 2013.

•	Included in Corporate and Unallocated, a net pre-tax charge of $0.5 million ($0.2 million after-tax or $0.01 per diluted share) related to previous restructuring activities as we complete our cost reduction initiatives that began last year.

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Excluding these special items, earnings from continuing operations were $114.8 million or $3.13 per diluted share.

Net earnings attributable to Cytec for the six months ended June 30, 2013 were $70.3 million or $1.61 per diluted share on net sales of $991 million from continuing operations. Earnings from continuing operations were $71.4 million or $1.63 per diluted share. Loss from discontinued operations was $1.1 million or $0.02 per diluted share, net of noncontrolling interest.

In the first six months of 2013 a number of special items were recorded in continuing operations that resulted in a net pre-tax charge of $46.9 million ($30.1 million after-tax or $0.70 per diluted share).

Excluding these special items, earnings from continuing operations were $101.5 or $2.33 per diluted share.

Investor Conference Call to be Held on Friday, July 18, 2014 at 11:00am ET

Cytec will host their second quarter earnings release conference call on Friday, July 18, 2014 at 11:00am ET. The conference call will also be simultaneously webcast for all investors from Cytec’s website. Select the Investor Relations page to access the live webcast.

Use of Non-GAAP Measures

Management believes that net earnings from continuing operations attributable to Cytec and earnings from discontinued operations, excluding special items and diluted earnings per share (continuing operations attributable to Cytec and earnings from discontinued operations) excluding special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP to non-GAAP measurements can be found at the end of this release.

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Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec’s filings with the Securities and Exchange Commission.

Corporate Profile

Cytec’s vision is to deliver specialty material and chemical technologies beyond our customers’ imagination. Our focus on innovation, advanced technology and application expertise enables us to develop, manufacture and sell products that change the way our customers do business. Our pioneering products perform specific and important functions for our customers, enabling them to offer innovative solutions to the industries that they serve. Our products serve a diverse range of end markets including aerospace and industrial materials, mining and plastics.

For more information about Cytec please visit www.cytec.com.

For more information please contact:

Jodi Allen

Investor Relations

Tel: 1.973.357.3283

Jodi.allen@cytec.com

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CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in millions, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net sales	$527.1	$513.8	$1,016.2	$991.2
Manufacturing cost of sales	347.1	326.6	676.2	665.3
Selling and technical services	37.5	37.1	74.3	75.4
Research and process development	12.4	11.1	25.2	23.9
Administrative and general	32.9	30.8	62.3	61.1
Amortization of acquisition intangibles	3.7	3.8	7.3	7.5
Asset impairment charge	—	2.9	—	2.9

Earnings from operations	93.5	101.5	170.9	155.1
Other expense, net	—	7.7	0.5	8.5
Net loss on early extinguishment of debt	—	—	—	39.4
Interest expense, net	3.0	4.8	6.2	11.5

Earnings from continuing operations before income taxes	90.5	89.0	164.2	95.7
Income tax provision	28.0	26.4	45.8	24.3

Earnings from continuing operations	62.5	62.6	118.4	71.4

Earnings from operations of discontinued business, net of tax	—	—	—	31.6
Net gain (loss) on sale of discontinued operations, net of tax	11.1	(28.0)	11.1	(32.3)

Earnings (loss) from discontinued operations, net of tax	11.1	(28.0)	11.1	(0.7)

Net earnings	73.6	34.6	129.5	70.7
Less: Net earnings attributable to noncontrolling interests	—	—	—	(0.4)

Net earnings attributable to Cytec Industries Inc.	$73.6	$34.6	$129.5	$70.3

Comprehensive income (loss)	$82.4	$(23.2)	$132.0	$(13.9)
Less: Comprehensive income attributable to noncontrolling interest	—	—	—	(0.2)

Comprehensive income (loss) attributable to Cytec Industries Inc.	$82.4	$(23.2)	$132.0	$(14.1)

Earnings per share attributable to Cytec Industries Inc.
Basic earnings (loss) per common share
Continuing operations	$1.73	$1.53	$3.28	$1.66
Discontinued operations (net of noncontrolling interest)	0.31	(0.68)	0.31	(0.02)

	$2.04	$0.85	$3.59	$1.64

Diluted earnings (loss) per common share
Continuing operations	$1.70	$1.51	$3.23	$1.63
Discontinued operations (net of noncontrolling interest)	0.30	(0.68)	0.30	(0.02)

	$2.00	$0.83	$3.53	$1.61

Dividends per common share	$0.125	$0.125	$0.25	$0.25
Shares used in calculating earnings per common share (in 000s)
Basic	36,153	40,826	36,050	42,910
Diluted	36,766	41,577	36,708	43,703

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CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS SEGMENT

(Dollars in millions)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net Sales:
Aerospace Materials
Sales to external customers	$262.4	$249.9	$505.9	$485.9
Intersegment sales	0.1	0.2	0.1	0.3
Industrial Materials*	86.5	85.0	169.7	169.0
In Process Separation	103.9	106.4	200.0	195.2
Additive Technologies
Sales to external customers	74.3	72.5	140.6	141.1
Intersegment sales	—	0.1	—	0.3

Net sales from segments	527.2	514.1	1,016.3	991.8
Elimination of intersegment revenue	(0.1)	(0.3)	(0.1)	(0.6)

Total consolidated net sales	$527.1	$513.8	$1,016.2	$991.2

*	Includes sales from divested distribution line in 2013.

	Three Months Ended June 30,				Six Months Ended June 30,
	2014	% of Sales	2013	% of Sales	2014	% of Sales	2013	% of Sales
Earnings from operations:
Aerospace Materials	$52.7	20.1%	$54.6	21.8%	$90.7	17.9%	$99.7	20.5%
Industrial Materials	9.6	11.1%	5.0	5.9%	17.8	10.5%	7.9	4.7%
In Process Separation	28.5	27.4%	28.4	26.7%	47.7	23.9%	46.2	23.7%
Additive Technologies	10.4	14.0%	12.2	16.8%	18.3	13.0%	21.2	15.0%

Earnings from segments	101.2	19.2%	100.2	19.5%	174.5	17.2%	175.0	17.6%
Corporate and Unallocated, net (1)	(7.7)		1.3		(3.6)		(19.9)

Total earnings from operations	$93.5	17.7%	$101.5	19.8%	$170.9	16.8%	$155.1	15.6%

(1)	Corporate and Unallocated includes the following selected items:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Costs related to global ERP initiative	$2.7	$2.0	$5.1	$2.0
Costs related to stranded cost reduction and headcount reduction in the legacy Umeco business	—	0.6	—	1.1
Asset write-off related to a facility in Nagpur, India	—	2.9	—	2.9
Restructuring charges, net	0.4	—	0.5	—
Pension and OPEB mark-to-market (gain) loss, net	—	(8.2)	(6.2)	(1.9)
Continuing costs previously allocated to Coating Resins	—	—	—	12.2

Total	$3.1	$(2.7)	$(0.6)	$16.3

CYTEC INDUSTRIES INC. AND SUBSIDIARIES % CHANGE IN SALES ANALYSIS BY SEGMENT

VERSUS PRIOR YEAR

	Three Months Ended June 30, 2014 % Variance Due To				Six Months Ended June 30, 2014 % Variance Due To
Segment	Volume	Acq./Divest.	Price	FX	Volume	Acq./Divest.	Price	FX
Aerospace Materials	3%	0%	2%	0%	2%	0%	2%	0%
Industrial Materials*	13%	-14%	1%	2%	11%	-14%	1%	2%
In Process Separation	-2%	0%	0%	0%	2%	0%	1%	-1%
Additive Technologies	3%	0%	-1%	1%	0%	0%	-1%	1%
Total Cytec Continuing Operations^	3%	-2%	1%	0%	3%	-2%	1%	0%

*	Includes sales from divested distribution line in 2013.
^	Percentages above are rounded to the nearest whole decimal point.

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CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(Dollars in millions, except per share amounts)

(Unaudited)

	June 30, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$140.2	$151.8
Trade accounts receivable, less allowance for doubtful accounts of $4.5 and $4.6 as of June 30, 2014 and December 31, 2013, respectively	291.4	251.3
Other accounts receivable	77.1	74.4
Inventories	290.6	253.1
Deferred income taxes	30.7	32.1
Other current assets	36.2	25.1

Total current assets	866.2	787.8
Plants, equipment and facilities, at cost	1,655.0	1,567.1
Less: accumulated depreciation	(547.4)	(520.1)

Net plant investment	1,107.6	1,047.0
Acquisition intangibles, net of accumulated amortization of $65.5 and $58.0 as of June 30, 2014 and December 31, 2013, respectively	156.8	161.1
Goodwill	524.3	521.3
Deferred income taxes	15.6	25.2
Other assets	145.7	138.1

Total assets	$2,816.2	$2,680.5

Liabilities
Current liabilities
Accounts payable	$198.1	$175.7
Current maturities of long-term debt	0.3	0.1
Accrued expenses	169.8	178.4
Income taxes payable	6.4	14.2
Deferred income taxes	0.1	0.1

Total current liabilities	374.7	368.5
Long-term debt	716.3	716.2
Pension and other postretirement benefit liabilities	189.5	195.2
Other noncurrent liabilities	176.9	187.1
Deferred income taxes	32.9	31.6
Stockholders’ equity
Preferred stock, 20,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.01 par value per share, 150,000,000 shares authorized; issued 49,867,522 at June 30, 2014 and 49,725,752 shares at December 31, 2013	0.5	0.5
Additional paid-in capital	471.5	467.9
Retained earnings	1,693.4	1,572.8
Accumulated other comprehensive income	98.2	95.7
Treasury stock, at cost, 13,966,416 shares at June 30, 2014 and 14,221,374 shares at December 31, 2013	(937.7)	(955.0)

Total Cytec Industries Inc. stockholders’ equity	1,325.9	1,181.9

Total liabilities and stockholders’ equity	$2,816.2	$2,680.5

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CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions) (Unaudited)

	Six Months Ended
	June 30,
	2014	2013
Cash flows provided by (used in) operating activities:
Net earnings	$129.5	$70.7
Earnings (loss) from discontinued operations, net of tax	11.1	(0.7)

Net earnings from continuing operations	118.4	71.4
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Depreciation	30.5	28.7
Amortization	9.0	10.4
Share-based compensation	6.3	6.3
Deferred income taxes	11.2	(20.0)
Pension and postretirement benefit expense (income)	0.5	(11.6)
Contributions to pension and postretirement plans	(6.1)	(70.8)
Asset impairment charges	—	2.9
Loss on early extinguishment of debt	—	39.4
Unrealized loss on foreign currency contracts	1.3	4.8
Other	—	1.6
Changes in operating assets and liabilities (excluding effects of divestitures):
Trade accounts receivable	(41.0)	(21.2)
Other receivables	(0.6)	5.5
Inventories	(36.5)	(7.0)
Other assets	3.6	(5.7)
Accounts payable	40.8	11.2
Accrued expenses	(14.3)	(16.4)
Income taxes payable	(9.5)	(31.5)
Other liabilities	(8.6)	(4.0)

Net cash provided by (used in) operating activities of continuing operations	105.0	(6.0)
Net cash provided by (used in) operating activities of discontinued operations	0.3	(63.4)

Net cash provided by (used in) operating activities	105.3	(69.4)

Cash flows (used in) provided by investing activities:
Additions to plants, equipment and facilities	(121.6)	(127.1)
Other	(0.1)	—

Net cash used in investing activities of continuing operations	(121.7)	(127.1)
Net cash provided by investing activities of discontinued operations	—	1,010.6

Net cash (used in) provided by investing activities	(121.7)	883.5

Cash flows provided by (used in) financing activities:
Proceeds from long-term debt	0.3	633.8
Payments on long-term debt	(0.3)	(657.8)
Change in short-term borrowings, net	—	2.2
Cash dividends	(8.9)	(12.6)
Proceeds from the exercise of stock options	9.9	13.6
Purchase of treasury stock	—	(642.0)
Excess tax benefits from share-based payment arrangements	4.4	2.8

Net cash provided by (used in) financing activities	5.4	(660.0)

Effect of currency rate changes on cash and cash equivalents	(0.6)	(5.7)

(Decrease) increase in cash and cash equivalents	(11.6)	148.4
Cash and cash equivalents, beginning of period	151.8	179.3

Cash and cash equivalents, end of period	$140.2	$327.7

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Reconciliation of GAAP and Non GAAP Measures

(Amounts in millions, except per share amounts)

Management believes that net earnings and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

Three Months Ended June 30, 2014

	Net Earnings	Diluted EPS
GAAP earnings from continuing operations	$62.5	$1.70
-Restructuring charges, net	0.2	0.01

Non-GAAP net earnings from continuing operations	$62.7	$1.71

Three Months Ended June 30, 2013

	Net Earnings	Diluted EPS
GAAP earnings from continuing operations	$62.6	$1.51
-Net charges related to stranded cost reduction initiative and headcount reduction in the legacy Umeco business	0.4	0.01
-Write-offs related to a manufacturing facility in Nagpur, India	2.0	0.05
-Loss related to exit of process materials joint venture in China	3.2	0.08
-Environmental liability adjustments	1.6	0.04
-Revision to established tax liability on unrepatriated earnings of foreign subsidiaries resulting from intended sale of Coatings Resins business	(2.0)	(0.05)
-Pension and OPEB mark-to-market adjustments, net	(5.2)	(0.13)

Non-GAAP net earnings from continuing operations	$62.6	$1.51

Six Months Ended June 30, 2014

	Net Earnings	Diluted EPS
GAAP earnings from continuing operations	$118.4	$3.23
-Restructuring charges, net	0.2	0.01
-Pension Mark-to-Market, net	(3.8)	(0.10)

Non-GAAP net earnings from continuing operations*	$114.8	$3.13

* May not add due to rounding

Six Months Ended June 30, 2013

	Net Earnings	Diluted EPS
GAAP earnings from continuing operations	$71.4	$1.63
-Net charges related to stranded cost reduction initiative and headcount reduction in the legacy Umeco business	0.8	0.02
-Write-offs related to a manufacturing facility in Nagpur, India	2.0	0.05
-Loss related to exit of process materials joint venture in China	3.2	0.07
-Environmental liability adjustments	1.6	0.04
-Pension and OPEB mark-to-market adjustments, net	(1.2)	(0.03)
-Premiums paid on early tender for public debts	24.7	0.57
-Revision to established tax liability on unrepatriated earnings of foreign subsidiaries resulting from intended sale of Coatings Resins business	(1.0)	(0.02)

Non-GAAP net earnings from continuing operations*	$101.5	$2.33

*	May not add due to rounding

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